OPTION AGREEMENT

THIS AGREEMENT is effective on October 1, 1995 and is by and between ASHA CORPORATION, a Delaware corporation with an office and place of business at 600 C Ward Drive, Santa Barbara, California 93111 ("ASHA") , and NEW VENTURE GEAR, INCORPORATED, a Delaware corporation with an office and place of business at 1650 Research Drive, Troy, Michigan 48083 ("NVG").

                                        RECITALS

A. ASHA has developed certain technology and owns patents and patent applications relating to hydromechanical limited slip mechanisms adapted for use in couplings, differentials, drive axles, transaxles, and transfer cases. These hydromechanical limited slip mechanisms are known as GERODISC mechanisms.

B. NVG wishes to obtain an option for certain rights, including licenses under certain patents, to use the GERODISC technology, and also wishes to obtain prototypes that embrace the technology for evaluation purposes.

C. ASHA is willing to grant certain options to NVG in accordance with the terms and conditions of this Agreement.

                              TERMS AND CONDITIONS

1.  LICENSE OPTION.

a. Upon execution of this Agreement ASHA grants to NVG an option to acquire non-exclusive licenses for North America to make, have made, and use GERODISC mechanisms in each of the Applications of Section lb that is selected by NVG, and sell such mechanisms within North America. Vehicles incorporating such mechanisms may be sold anywhere in the world.

b. Upon execution of this Agreement ASHA grants to NVG an option for the Application segments below within North America:

    Applications:

    Rear Axles
    Transaxles
    Twin-disc Front Axles

c. The option of the preceding section shall expire one year from the effective date of this Agreement.

2.  LICENSE.

a. In the event that NVG elects to exercise its option of the foregoing sections, NVG will give notice to ASHA of such election and NVG and ASHA will enter into a definitive license agreement for each Application selected by NVG, within a reasonable period following such notice, which provides for fees and payments as follows:

      APPLICATION             LICENSE FEE W/CREDIT            ROYALTY UNIT

Rear Axles                        $1,050,000                     $2.50
Transaxles-North America           1,090,000                      3.50
Transaxles-Chrysler Only             750,000                      3.50
Twin-disc Front Axles                700,000                      5.00

b. Should NVG exercise its option of the foregoing sections, ASHA will transfer to NVG ASHA technology and knowhow regarding GERODISC mechanisms, and grants to NVG of nonexclusive licenses under patents owned or controlled by ASHA, and patent applications covering GERODISC mechanisms, to make, have made, and use GERODISC mechanisms for each of the Applications of Section 1 that was selected by NVG, and sell such mechanisms for original equipment and service.

C. The license and royalty fees of section 2a shall be subject to a Most Favored Nation provision whereby ASHA guarantees that NVG will pay license and royalty fees no higher than the lowest fees charged by ASHA to any other customer for any given Application manufactured or sold within North America.

3.  PROTOTYPES.

a. NVG may elect to acquire prototypes for evaluation and demonstration purposes during the term of this Agreement. ASHA and NVG agree that these prototypes will be provided to NVG under terms and conditions agreeable to both parties, and that delivery of such prototypes will be determined by ASHA's prevailing leadtimes at the time of any prototype request by NVG.

4.  TECHNICAL ASSISTANCE.

From time to time during any period in which NVG has an option under this Agreement, ASHA will inform NVG of significant developments in GERODISC technology.

5.  CONFIDENTIALITY.

During the term of this Agreement, and for five years thereafter, each party agrees to treat any work performed hereunder and all confidential or proprietary information received from the other party as confidential and will not use, disclose or exploit such information in any way, directly or indirectly, except as authorized herein or in writing by the disclosing party. Such information may only be disclosed to those employees who have a need to know and only to the extent necessary to perform any work hereunder. Each party agrees to take all reasonable steps to maintain the secrecy of the information at least as stringent as that party uses to safeguard its own confidential information. The foregoing obligations will not apply to information which is or becomes available to the public through no fault of the recipient, is previously known or developed independently by the recipient as evidenced by prior written and dated documentation, or is received from a third party without secrecy obligation to either party, or is information that would be disclosed to NVG's parents or to potential customers in the ordinary course of business.

6.  INDEPENDENT CONTRACTORS.

Both parties are independent contracting parties. This Agreement does not make either party the agent or legal representative of the other and does not grant either party any authority to assume or create any obligation on behalf of or in the name of the other.

7.  AMENDMENT.

This Agreement may be modified only by a written amendment that is signed by an authorized representative from each party.

8.  APPLICABLE LAW.

This Agreement shall be governed by the law of the State of Michigan, and litigation on contractual clauses arising from it shall be brought only in the State of Michigan.

9.  NOTICES.

Notices required one party under by this Agreement shall be delivered to the Chief Executive Officer of the other party and shall be effective upon actual receipt.

10.  RESOLUTION OF DISPUTES.

In the event of any dispute, controversy or question arising between the parties in connection with this Agreement, or any clause or the interpretation thereof, or the rights, duties or obligations of any party, then and in every case, the parties shall attempt to resolve or settle such dispute, controversy, or question in good faith prior to filing suit for adjudication of the matter.

11. ASSIGNMENT.

This Agreement shall be binding upon and inure to the benefit of the successors, but will not be otherwise assignable without the written consent of the other party, which consent will not be unreasonably withheld.

12.  REPRESENTATIONS AND WARRANTIES.

ASHA represents and warrants that it has the legal power and authority to grant the rights granted to NVG in this Agreement, and to perform under this Agreement, and that it has not made any commitments to others inconsistent with or in derogation of such rights.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASHA CORPORATION                       NEW VENTURE GEAR, INC.

By/s/ John C. McCormack                By/s/ Erick A. Reichert